                       INDEPENDENT AUDITORS' CONSENT
                       ------------------------------


The Boards of Directors
Southern Skies Corporation
Arkansas Skies Corporation


We consent to the use of our report incorporated by reference herein dated January 25, 1996, except as to note 8, which is as of February 8, 1996, with respect to the combined balance sheet of Southern Skies Corporation and Arkansas Skies Corporation as of December 31, 1995 and the related combined statements of operations and accumulated deficit and cash flows for the years ended December 31, 1994 and 1995 and to reference to our Firm under the heading "Experts" in the registration statement and prospectus.



                                                /s/ KGMG Peat Marwick LLP
                                                    KPMG Peat Marwick LLP